Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. ANNOUNCES PRICING OF COMMON STOCK OFFERING

New York, New York, October 26, 2005 - Inter Parfums, Inc. (NASDAQ National Market: IPAR) today announced that one of its stockholders, LV Capital USA, Inc., has entered into an agreement to sell 3,436,050 shares of its common stock at $15.50 per share, before underwriting discounts, commissions and expenses. In addition, Messrs. Jean Madar (Inter Parfums' Chairman and CEO) and Philippe Benacin (Inter Parfums' Vice Chairman and President) have granted to the underwriters a 30-day option to purchase up to an additional 515,408 shares of Inter Parfums common stock to cover over-allotments, if any. Inter Parfums will not receive any proceeds of the sale.

Citigroup Corporate and Investment Banking is the sole book runner for this offering and Oppenheimer & Co. and SG Cowen & Co., LLC acted as co-managers.  When available, copies of the final prospectus may be obtained by request to Inter Parfums, Inc., 551 Fifth Avenue, New York, NY 100176-0198; from Citigroup Corporate and Investment Banking, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, telephone (718) 765-6732; Oppenheimer & Co. Inc., 125 Broad Street, New York, NY 10004, telephone (212) 668-8163; and SG Cowen & Co., LLC, Prospectus Department at ADP, 1155 Long Island, Edgewood, New York 11717, telephone (631) 254-7106.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, S.T. Dupont, Paul Smith, Christian Lacroix, Celine, Diane von Furstenberg and Lanvin.  The Company also has a controlling interest in Nickel S.A., a men's skin care company.  In addition, Inter Parfums is a leading producer and supplier of mass market fragrances, cosmetics and personal care products.  The Company's products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from projected results.  Such factors include continuation and renewal of existing license agreements, effectiveness of sales and marketing efforts and product acceptance by consumers, dependence upon management, competition, currency fluctuation and international tariff and trade barriers and governmental regulation.  Given these uncertainties, persons are cautioned not to place undue reliance on the forward-looking statements.

In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the heading "Forward Looking Information and Risk Factors" in Inter Parfums' annual report on Form 10-K/A for the fiscal year ended December 31, 2004 and filed with the Securities Exchange Commission on April 28, 2005, and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at	Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212)836-9609 Andreas Marathovouniotis 212/836-9611 www.theequitygroup.com